Exhibit 5.1

Reed Smith llp 101 Second Street Suite 1800 San Francisco, CA 94105-3659 +1 415 543 8700 Fax +1 415 391 8269 reedsmith.com
June 15, 2011
Clean Diesel Technologies, Inc.
4567 Telephone Road, Suite 206
Ventura, CA 93003
Ladies and Gentlemen:
     We have acted as counsel to Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) of the Registration Statement on Form S-1 (File No. 333-174680) (as amended through the date hereof, the “Registration Statement”) for the registration of an aggregate of 2,415,000 shares (the “Shares”) of the common stock, $0.01 par value per share, of Clean Diesel Technologies, Inc. (the “Company”), of which (i) up to 2,320,000 Shares will be issued and sold by the Company, including up to 315,000 Shares issuable upon exercise of an over-allotment option granted by the Company (the “Company Shares”) and (ii) 95,000 Shares (the “Selling Stockholder Shares”) will be sold by certain stockholders of the Company (the “Selling Stockholders”). The Shares are to be sold by the Company and the Selling Stockholders pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company, the Selling Stockholders and Roth Capital Partners, LLC, the form of which has been filed as Exhibit 1.1 to the Registration Statement.
     In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers

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and other representatives of the Company and public officials. Our opinion in clause (ii) below, insofar as it relates to the Selling Stockholder Shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Selling Stockholder Shares.
     This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).
     Based upon and subject to the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and nonassessable, and (ii) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Reed Smith LLP
Reed Smith LLP